Exhibit 99.1

NAVIGANT REPORTS FOURTH QUARTER AND FULL YEAR 2016

FINANCIAL RESULTS; PROVIDES 2017 OUTLOOK

CHICAGO, February 16, 2017 – Navigant (NYSE: NCI) today announced financial results for the fourth quarter and the full year ended December 31, 2016. The Company also introduced its business and financial outlook for 2017.

Financial Summary and Highlights:

•	Full year 2016 total revenues surpassed the billion-dollar threshold for the first time in Navigant’s history at $1.03 billion

•	Full year 2016 revenues before reimbursements (RBR) of $938.7 million increased 13%, with 9% organic growth, compared to full year 2015

•	Full year 2016 net income was $58.1 million, or $1.19 per share, compared to $60.3 million, or $1.23 per share, for full year 2015

•	Full year 2016 adjusted earnings per share (EPS) of $1.27 was up 19% over full year 2015

“Navigant delivered outstanding results in 2016, far exceeding our historical trends in top and bottom line growth, our original estimates for the year and general economic growth,” commented Julie Howard, Chairman and Chief Executive Officer. “Seamless execution on our strategic plans and the clear alignment of our professionals’ expertise to the transformational issues impacting our clients translated into strong business performance. We are very pleased to have delivered significant value to our shareholders as a result. Looking ahead, I view 2017 with measured optimism. We plan to remain nimble in aligning our resources and capabilities to address the potential changes that may occur for our clients as the regulatory environment evolves.”

Navigant reported fourth quarter 2016 RBR of $239.7 million, a 13% increase (9% organic growth), compared to $212.0 million for fourth quarter 2015. Total revenues increased 14% to $266.1 million for fourth quarter 2016 compared to $232.6 million for fourth quarter 2015. Net income for fourth quarter 2016 was $13.5 million, or $0.28 per share, compared to $13.2 million, or $0.27 per share, in the prior year fourth quarter. Adjusted EPS was $0.30 for fourth quarter 2016, up 7% compared to fourth quarter 2015. Fourth quarter 2016 adjusted EBITDA was $34.8 million, a 13% increase, compared to $30.9 million for the same period in 2015. Adjusted EBITDA margin (adjusted EBITDA as a percent of RBR) for fourth quarter 2016 was 14.5%, flat compared to fourth quarter 2015.

RBR for full year 2016 increased 13% (9% organic growth) on a year-over-year basis to $938.7 million compared to $833.8 million for full year 2015. Total revenues for full year 2016 increased 13% on a year-over-year basis to $1.03 billion compared to $919.5 million for full year 2015. Net income for full year 2016 was $58.1 million, or $1.19 per share, compared to $60.3 million, or $1.23 per share, in 2015. Adjusted EPS was $1.27 for full year 2016, up 19%

compared to full year 2015. Full year 2016 adjusted EBITDA was $142.3 million, an 18% increase, compared to $120.9 million for full year 2015. Adjusted EBITDA margin for full year 2016 increased to 15.2% compared to 14.5% for full year 2015.

“We made significant progress on our growth strategy while strengthening our financial position during 2016,” said Stephen Lieberman, Executive Vice President and Chief Financial Officer. “We completed strategic acquisitions and made investments to complement and enhance our core businesses, while also remaining intensely focused on strong capital management. Going forward, our emphasis will be on operating more efficiently to advance our growth agenda and to meet the financial targets we set forth today.”

Segment Financial Summary

	For the quarter ended December 31,			For the year ended December 31,
	2016	2015	Change	2016	2015	Change
RBR ($000)
Healthcare	$91,679	$76,059	20.5%	$354,268	$288,798	22.7%
Energy	31,313	27,511	13.8%	115,940	106,023	9.4%
Financial Services Advisory and Compliance	38,257	31,605	21.0%	152,166	124,359	22.4%
Disputes, Forensics & Legal Technology	78,422	76,820	2.1%	316,372	314,628	0.6%

Total Company	$239,671	$211,995	13.1%	$938,746	$833,808	12.6%

Total Revenues ($000)
Healthcare	$100,712	$83,082	21.2%	$389,233	$313,884	24.0%
Energy	37,402	31,785	17.7%	133,612	124,491	7.3%
Financial Services Advisory and Compliance	44,733	35,151	27.3%	173,391	142,959	21.3%
Disputes, Forensics & Legal Technology	83,254	82,600	0.8%	338,244	338,152	0.0%

Total Company	$266,101	$232,618	14.4%	$1,034,480	$919,486	12.5%

Segment Operating Profit ($000)
Healthcare	$30,137	$23,796	26.6%	$115,163	$90,869	26.7%
Energy	9,185	8,247	11.4%	32,637	31,380	4.0%
Financial Services Advisory and Compliance	14,765	12,476	18.3%	63,464	49,130	29.2%
Disputes, Forensics & Legal Technology	24,913	24,014	3.7%	108,685	102,449	6.1%

Total Company	$79,000	$68,533	15.3%	$319,949	$273,828	16.8%

Segment Operating Margin (% of RBR)
Healthcare	32.9%	31.3%		32.5%	31.5%
Energy	29.3%	30.0%		28.1%	29.6%
Financial Services Advisory and Compliance	38.6%	39.5%		41.7%	39.5%
Disputes, Forensics & Legal Technology	31.8%	31.3%		34.4%	32.6%

Total Company	33.0%	32.3%		34.1%	32.8%

Healthcare segment RBR increased 21% for fourth quarter 2016 and 23% for full year 2016 compared to the respective periods in 2015, with more than half of that growth organic. Strength in both fourth quarter 2016 and full year 2016 was driven by continued demand for large, strategy-led transformation projects and revenue cycle consulting engagements. Segment operating profit was up 27% in both fourth quarter 2016 and full year 2016, compared to the respective periods of 2015.

Energy segment RBR increased 14% for fourth quarter 2016 on a year-over-year basis, primarily driven by contributions from the Ecofys acquisition announced in November 2016. Full year 2016 RBR was up 9% from full year 2015, with more than half of that growth organic, reflecting an increase in demand for strategy and operations projects for utilities and energy efficiency evaluation and standards engagements driven largely by increased penetration of key client accounts. Segment operating profit was up 11% in fourth quarter 2016 and up 4% in full year 2016, compared to the respective periods in 2015.

The Financial Services Advisory and Compliance segment RBR for fourth quarter 2016 increased 21% compared to the prior year quarter and increased 22% for full year 2016 compared to full year 2015, all on an organic basis. Strength was driven primarily by continued demand for financial crimes consulting expertise and an increase in compliance and controls engagements for major financial institutions, as compared to the prior year periods. Segment operating profit was up 18% in fourth quarter 2016 and up 29% in full year 2016, compared to the respective periods of 2015, driven by RBR growth, better pricing and greater use of lower cost, flexible resources.

The Disputes, Forensics & Legal Technology segment RBR increased 2% for fourth quarter 2016 and 1% for full year 2016 compared to the respective periods in 2015, all on an organic basis. Growth in both fourth quarter 2016 and full year 2016 was primarily driven by the continued strong demand for our global expertise in complex industrial, infrastructure and commercial project matters and an increase in performance-based fees associated with mass tort claims work. Segment operating profit was up 4% in fourth quarter 2016 and up 6% in full year 2016 compared to the respective periods of 2015.

Cash Flow

Net cash provided by operating activities for fourth quarter 2016 was $54.4 million compared to $49.0 million for fourth quarter 2015, and was $110.0 for full year 2016 compared to $83.1 million for full year 2015, as a result of improved earnings. Free cash flow increased to $7.9 million for fourth quarter 2016 compared to $7.5 million for the same period in 2015, primarily driven by a decrease in deferred acquisition payments, partially offset by increased capital expenditures. Full year 2016 free cash flow was $78.8 million compared to $49.0 million for full year 2015, reflecting improved operating performance, decreased capital expenditures and a decrease in deferred acquisition payments. Days Sales Outstanding was 81 days as of December 31, 2016, up five days compared to December 31, 2015.

Bank debt was $135.0 million at December 31, 2016, compared to $173.7 million at December 31, 2015 and $161.2 million at September 30, 2016. Leverage (bank debt divided by trailing twelve month adjusted EBITDA) was 0.95 at December 31, 2016, compared to 1.44 at December 31, 2015 and 1.17 at September 30, 2016.

Navigant repurchased 291,495 shares of common stock during fourth quarter 2016 at an aggregate cost of $6.3 million and an average cost of $21.46 per share. For full year 2016, the Company repurchased approximately 1.4 million shares of common stock at an aggregate cost of $25.1 million and an average cost of $17.45 per share. As of December 31, 2016, approximately $63.0 million remained available under the Company’s share repurchase authorization.

2017 Outlook

Navigant is introducing its 2017 outlook. Full year 2017 RBR is expected to range between $975 million and $1.010 billion while 2017 total revenues are estimated to be between $1.075 billion and $1.115 billion. Adjusted EBITDA for the full year 2017 is expected to range between $145 and $156 million and adjusted EPS for the full year 2017 is estimated to be between $1.29 and $1.36.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP) are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

No reconciliation of Navigant’s 2017 adjusted EBITDA guidance and 2017 adjusted EPS guidance, both of which exclude the impact and tax-effected impact of severance expense and other operating costs (benefit), respectively, is included in the financial schedules attached to this press release. Navigant is not able to accurately forecast the excluded items at the level of precision that would be required to be included in the most directly comparable GAAP financial measure without unreasonable efforts.

Conference Call Details

Navigant will host a conference call to discuss the Company’s fourth quarter and full year 2016 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Thursday, February 16, 2017. The conference call may be accessed via the Navigant website (investors.navigant.com) or by dialing 888.455.9733 (630.395.0358 for international callers) and referencing pass code “NCI.” An archived version of the webcast will also be available via the Navigant website. A report of financial and related supplemental information is also available via the Navigant website.

About Navigant

Navigant Consulting, Inc. (NYSE: NCI) is a specialized, global professional services firm that helps clients take control of their future. Navigant’s professionals apply deep industry knowledge, substantive technical expertise, and an enterprising approach to help clients build, manage and/or protect their business interests. With a focus on industries and clients facing transformational change and significant regulatory or legal pressures, the Firm primarily serves clients in the healthcare, energy and financial services markets. Across a range of advisory, consulting, outsourcing, and technology/analytics services, Navigant’s practitioners bring sharp insight that pinpoints opportunities and delivers powerful results. More information about Navigant can be found at navigant.com.

Statements included in this press release which are not historical in nature are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by words such as “anticipate,” “believe,” “may,” “could,” “intend,” “estimate,” “expect,” “plan,” “outlook” and similar expressions. These statements are based upon management’s current expectations and speak only as of the date of this press release. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those contained in or implied by the forward-looking statements including, without limitation: the execution of the Company’s long-term growth objectives and margin improvement initiatives; risks inherent in international operations, including foreign currency fluctuations; ability to make acquisitions and divestitures; pace, timing and integration of acquisitions and separation of divestitures; operational risks associated with new or expanded service areas, including business process management services; impairments; changes in accounting standards or tax rates, laws or regulations; management of professional staff, including dependence on key personnel, recruiting, retention, attrition and the ability to successfully integrate new consultants into the Company’s practices; utilization rates; conflicts of interest; potential loss of clients or large engagements and the Company’s ability to attract new business; brand equity; competition; accurate pricing of engagements, particularly fixed fee and multi-year engagements; clients’ financial condition and their ability to make payments to the Company; risks inherent with litigation; higher risk client assignments; government contracting; professional liability; information security; the adequacy of our business, financial and information systems and technology; maintenance of effective internal controls; potential legislative and regulatory changes; continued and sufficient access to capital; compliance with covenants in our credit agreement; interest rate risk; and market and general economic and political conditions. Further information on these and other potential factors that could affect the Company’s financial results are included under the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and elsewhere in the Company’s filings with the Securities and Exchange Commission (SEC), which are available on the SEC’s website or at investors.navigant.com. The Company cannot guarantee any future results, levels of activity, performance or achievement and undertakes no obligation to update any of its forward-looking statements.

For additional information contact:

Aaron Miles

Navigant Investor Relations

312.583.5820

aaron.miles@navigant.com

Tim Blair

Navigant Corporate Communications

303.383.7344

timothy.blair@navigant.com

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NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data(1))

(Unaudited)

	For the quarter ended December 31,		For the year ended December 31,
	2016	2015	2016	2015
Revenues:
Revenues before reimbursements	$239,671	$211,995	$938,746	$833,808
Reimbursements	26,430	20,623	95,734	85,678

Total revenues	266,101	232,618	1,034,480	919,486
Cost of services:
Cost of services before reimbursable expenses	163,968	146,195	631,935	571,894
Reimbursable expenses	26,430	20,623	95,734	85,678

Total cost of services	190,398	166,818	727,669	657,572
General and administrative expenses	42,490	36,100	168,954	147,462
Depreciation expense	7,197	6,579	27,742	23,612
Amortization expense	2,790	1,963	11,507	8,613
Other operating costs (benefit):
Contingent acquisition liability adjustments, net	—	(422)	1,330	(13,047)
Office consolidation, net	368	26	542	2,766
Loss on disposition of assets	—	—	—	283
Other impairment	—	—	—	98

Operating income	22,858	21,554	96,736	92,127
Interest expense	1,236	928	5,235	4,916
Interest income	(31)	(72)	(141)	(250)
Other income, net	(635)	(212)	(1,769)	(692)

Income before income tax expense	22,288	20,910	93,411	88,153
Income tax expense	8,784	7,711	35,313	27,808

Net income	$13,504	$13,199	$58,098	$60,345

Basic per share data
Net income	$0.29	$0.28	$1.23	$1.26
Shares used in computing basic per share data	47,026	47,516	47,343	47,906

Diluted per share data
Net income	$0.28	$0.27	$1.19	$1.23
Shares used in computing diluted per share data	48,618	49,007	48,813	49,224

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AND SELECTED DATA

(In thousands, except DSO data)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$8,291	$8,895
Accounts receivable, net	261,755	216,660
Prepaid expenses and other current assets	29,762	29,729

Total current assets	299,808	255,284
Non-current assets:
Property and equipment, net	82,953	76,717
Intangible assets, net	28,727	38,160
Goodwill	625,027	623,204
Other assets	18,282	22,531

Total assets	$1,054,797	$1,015,896

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,871	$9,497
Accrued liabilities	16,144	10,719
Accrued compensation-related costs	106,779	91,577
Income tax payable	1,564	—
Other current liabilities	38,616	32,147

Total current liabilities	174,974	143,940
Non-current liabilities:
Deferred income tax liabilities	77,737	75,719
Other non-current liabilities	32,579	28,956
Bank debt non-current	135,030	173,743

Total non-current liabilities	245,346	278,418

Total liabilities	420,320	422,358

Stockholders’ equity:
Common stock	57	64
Additional paid-in capital	644,519	627,976
Treasury stock	(181,361)	(296,624)
Retained earnings	196,468	278,682
Accumulated other comprehensive loss	(25,206)	(16,560)

Total stockholders’ equity	634,477	593,538

Total liabilities and stockholders’ equity	$1,054,797	$1,015,896

Selected Data (unaudited)
Days sales outstanding, net (DSO)	81	76

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the quarter ended December 31,		For the year ended December 31,
	2016	2015	2016	2015
Cash flows from operating activities:
Net income	$13,504	$13,199	$58,098	$60,345
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	7,197	6,579	27,742	23,612
Amortization expense	2,790	1,963	11,507	8,613
Amortization expense - client-facing software	199	191	725	867
Share-based compensation expense	3,626	2,122	13,071	10,328
Accretion of interest expense	262	21	788	1,185
Deferred income taxes	(2,779)	7,097	(2,154)	13,807
Allowance for doubtful accounts receivable	1,809	886	8,815	2,578
Contingent acquisition liability adjustments, net	—	(422)	1,330	(13,047)
Other, net	(1,705)	26	(1,672)	546
Changes in assets and liabilities (net of acquisitions and dispositions):
Accounts receivable	13,945	7,812	(49,972)	(27,875)
Prepaid expenses and other assets	(1,126)	2,142	4,189	(5,575)
Accounts payable	671	414	1,630	(2,271)
Accrued liabilities	(210)	(1,695)	874	476
Accrued compensation-related costs	14,151	10,623	14,447	6,875
Income taxes payable	(11,167)	(5,060)	5,773	(4,081)
Other liabilities	13,229	3,078	14,836	6,696

Net cash provided by operating activities	54,396	48,976	110,027	83,079

Cash flows from investing activities:
Purchases of property and equipment	(15,201)	(7,934)	(28,665)	(39,094)
Acquisitions of businesses, net of cash acquired	(7,431)	(42,658)	(15,426)	(64,037)
Other acquisition payments	—	—	(5,500)	—
Payments of acquisition liabilities	—	(11,350)	(1,165)	(13,546)
Capitalized client-facing software	(311)	(124)	(770)	(735)

Net cash used in investing activities	(22,943)	(62,066)	(51,526)	(117,412)

Cash flows from financing activities:
Issuances of common stock	731	486	4,299	5,974
Repurchases of common stock	(6,256)	(5,814)	(25,057)	(24,021)
Payments of contingent acquisition liabilities	—	(4,000)	(828)	(4,592)
Repayments to banks	(101,471)	(101,822)	(410,197)	(332,455)
Borrowings from banks	76,861	129,306	375,708	397,320
Other, net	79	(116)	(2,723)	(1,415)

Net cash (used in) provided by financing activities	(30,056)	18,040	(58,798)	40,811

Effect of exchange rate changes on cash and cash equivalents	(150)	(72)	(307)	(231)

Net increase (decrease) in cash and cash equivalents	1,247	4,878	(604)	6,247
Cash and cash equivalents at beginning of the period	7,044	4,017	8,895	2,648

Cash and cash equivalents at end of the period	$8,291	$8,895	$8,291	$8,895

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data and percentages)

(Unaudited)

This press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Below are the reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP). This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. Management uses these non-GAAP financial measures in addition to GAAP financial measures to assess the Company’s operations and financial results and believes they are useful indicators of operating performance and the Company’s ability to generate cash flows from operations that are available for interest, debt service, taxes and capital expenditures. Investors should recognize that these non-GAAP financial measures may not be comparable to similarly-titled measures of other companies.

EBITDA, adjusted EBITDA, adjusted Net Income and adjusted Earnings Per Share (2)	For the quarter ended December 31,		For the year ended December 31,
	2016	2015	2016	2015
Severance expense	$1,557	$1,151	$4,433	$6,490
Income tax benefit (3)	(594)	(378)	(1,622)	(2,247)

Tax-effected impact of severance expense	$963	$773	$2,811	$4,243

Other operating costs (benefit) - contingent acquisition liability adjustment, net	$—	$(422)	$1,330	$(13,047)
Income tax expense (benefit) (3)(4)(5)	—	166	(534)	(924)

Tax-effected impact of other operating costs (benefit) - contingent acquisition liability adjustment, net	$—	$(256)	$796	$(13,971)

Other operating costs - office consolidation, net	$368	$26	$542	$2,766
Income tax benefit (3)	(147)	(11)	(217)	(1,119)

Tax-effected impact of other operating costs - office consolidation, net	$221	$15	$325	$1,647

Other operating costs - loss on disposition of assets	$—	$—	$—	$283
Income tax benefit (3)(6)	—	—	—	—

Tax-effected impact of other operating costs - loss on disposition of assets	$—	$—	$—	$283

Other operating costs - other impairment	$—	$—	$—	$98
Income tax benefit (3)	—	—	—	(40)

Tax-effected impact of other operating costs - other impairment	$—	$—	$—	$58

EBITDA reconciliation:
Net Income	$13,504	$13,199	$58,098	$60,345
Interest expense	1,236	928	5,235	4,916
Interest income	(31)	(72)	(141)	(250)
Other income, net	(635)	(212)	(1,769)	(692)
Income tax expense	8,784	7,711	35,313	27,808
Depreciation expense	7,197	6,579	27,742	23,612
Accelerated depreciation - office consolidation (included in other operating costs - office consolidation, net)	—	26	33	165
Amortization expense	2,790	1,963	11,507	8,613

EBITDA	$32,845	$30,122	$136,018	$124,517
Severance expense	1,557	1,151	4,433	6,490
Other operating costs (benefit) - contingent acquisition liability adjustment, net	—	(422)	1,330	(13,047)
Other operating costs - office consolidation, net (excluding accelerated depreciation - office consolidation, above)	368	—	509	2,601
Other operating costs - loss on disposition of assets	—	—	—	283
Other operating costs - other impairment	—	—	—	98

Adjusted EBITDA	$34,770	$30,851	$142,290	$120,942

Net income	$13,504	$13,199	$58,098	$60,345
Tax-effected impact of severance expense	963	773	2,811	4,243
Tax-effected impact of other operating costs (benefit) - contingent acquisition liability adjustment, net	—	(256)	796	(13,971)
Tax-effected impact of other operating costs - office consolidation, net	221	15	325	1,647
Tax-effected impact of other operating costs - loss on disposition of assets	—	—	—	283
Tax-effected impact of other operating costs - other impairment	—	—	—	58

Adjusted net income	$14,688	$13,731	$62,030	$52,605

Shares used in computing adjusted per diluted share data	48,618	49,007	48,813	49,224
Adjusted earnings per share	$0.30	$0.28	$1.27	$1.07

Free Cash Flow (7)	For the quarter ended December 31,		For the year ended December 31,
	2016	2015	2016	2015
Net cash provided by operating activities	$54,396	$48,976	$110,027	$83,079
Changes in assets and liabilities	(29,493)	(17,314)	8,223	25,755
Allowance for doubtful accounts receivable	(1,809)	(886)	(8,815)	(2,578)
Purchases of property and equipment	(15,201)	(7,934)	(28,665)	(39,094)
Payments of acquisition liabilities	—	(11,350)	(1,165)	(13,546)
Payments of contingent acquisition liabilities	—	(4,000)	(828)	(4,592)

Free Cash Flow	$7,893	$7,492	$78,777	$49,024

Leverage Ratio (8)	At December 31,
	2016	2015
Adjusted EBITDA for prior twelve-month period	$142,290	$120,942
Bank debt	$135,030	$173,743
Leverage ratio	0.95	1.44

Organic Growth (9)	For the quarter ended December 31,			For the year ended December 31,
	2016	2016	Growth	2016	2015	Growth
Revenues before reimbursements	$239,671	$211,995	13.1%	$938,746	$833,808	12.6%
Pro forma acquisition adjustment	1,782	12,219		20,367	50,502
Currency impact	2,226	—		6,157	—

Organic RBR	$243,679	$224,214	8.7%	$965,270	$884,310	9.2%

Footnotes

(1)	Per share data may not sum due to rounding.
(2)	EBITDA is earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA excludes the impact of severance expense and other operating costs (benefit). Adjusted net income and adjusted earnings per share exclude net income and per share net income impact of severance expense and other operating costs (benefit). Severance expense and other operating costs (benefit) are not considered to be non-recurring, infrequent or unusual to our business. Management believes that these measures provide investors with enhanced comparability of the Company’s results of operations across periods.
(3)	Effective income tax expense (benefit) has been determined based on specific tax jurisdiction.
(4)	A portion of the deferred contingent acquisition liability adjustment for the year ended December 31, 2015 was non-taxable in nature.
(5)	On May 15, 2015, we executed an Amendment to Merger Agreement with the Cymetrix Sellers, establishing a definitive amount for the obligation and eliminating the contingent aspect of the Cymetrix acquisition liability. As a result of this agreement, the company will no longer record an interest expense for imputed interest resulting from the contingent aspect of the acquisition liability. Based on this change, the company re-evaluated the need for a deferred tax liability associated with expected non-deductible imputed interest and recorded an $826 thousand benefit to reverse the remaining tax impact during the year ended December 31, 2015.
(6)	The loss on dispositions recorded during the year ended December 31, 2015 is subject to capital loss treatment in Canada. The tax benefit associated with this capital loss is subject to a full valuation allowance.
(7)	Free cash flow is calculated as net cash provided from operations excluding changes in assets and liabilities and allowance for doubtful accounts receivable less cash payments for property and equipment and deferred acquisition related payments. Free cash flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayment. However, management believes that it provides investors with an indicator of cash flows available for on-going business operations and long term value creation.
(8)	Leverage ratio is calculated as bank debt at the end of the period divided by adjusted EBITDA for the prior twelve-month period. Management believes that leverage ratio provides investors with an indicator of the cash flows available to repay the Company’s debt obligations.
(9)	Organic growth represents revenues before reimbursements adjusted to include the impact of our acquisitions as if we owned them from the beginning of each comparable period and adjusted to exclude the impact of foreign currency exchange rate fluctuations. Management believes that organic growth reflects the growth of our existing business and is, therefore, useful in analyzing the Company’s financial condition and results of operations.